UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2005

SYMANTEC CORPORATION

(Exact name of the Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-17781	77-0181864

(Commission File Number)	(IRS Employer Identification No.)

20330 Stevens Creek Blvd., Cupertino, CA	95014

(Address of principal executive offices)	(Zip code)

(408) 517-8000

(The Registrant’s telephone number)

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: AMENDMENT OF MATERIAL DEFINITIVE AGREEMENT.
ITEM 8.01: OTHER EVENTS.
SIGNATURE

ITEM 1.01: AMENDMENT OF MATERIAL DEFINITIVE AGREEMENT.

     Our employees, including our executive officers, are generally eligible to participate in our Employee Stock Purchase Plan (“ESPP”). Historically, our ESPP offered employees a two-year subscription period with purchase periods every six months. The purchase price was 85% of the lesser of either the subscription price (fair market value at the commencement of the subscription period) or the fair market value (the “FMV”) on the date of purchase (commonly referred to as a “look-back”).

     We have decided to amend our ESPP in response to changes in the accounting rules that will take effect later this year. Therefore, our ESPP is being amended so that beginning July 1, 2005, the look-back feature will be eliminated so that the purchase price will always be at 85% of the FMV on the purchase date and each subscription period will last only 6 months and consist of a single purchase period.

ITEM 8.01: OTHER EVENTS.

     The American Jobs Creation Act of 2004 (the “Jobs Act”), enacted on October 22, 2004, allows us to repatriate earnings from our foreign subsidiaries at a reduced tax rate. Under the Jobs Act, we expect to repatriate approximately $500 million from certain foreign subsidiaries during the March 2005 quarter pursuant to a domestic reinvestment plan established by our chief executive officer and approved by the company’s board of directors. As a result of the repatriation, Symantec expects to incur a tax expense, which will reduce GAAP earnings for the March 2005 quarter by approximately $60 million or $0.08 per diluted share.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2005	SYMANTEC CORPORATION
	By:	/s/ Arthur F. Courville
Arthur F. Courville
Senior Vice President, General Counsel and Secretary